AMENDMENT NO.3

AMENDMENT AGREEMENT, dated as of July 7, 2004, between THE CONNECTICUT LIGHT AND POWER COMPANY, a Connecticut corporation (the "Seller"), and CL&P RECEIVABLES CORPORATION, a Connecticut corporation (the "Purchaser").

Preliminary Statements. (1) The Seller and Purchaser are parties to a Purchase and Contribution Agreement dated as of September 30, 1997, as amended by Amendment No.1, dated as of March 30, 2001 and Amendment No. 2, dated as of July 11, 2001 (the "Agreement"; capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Agreement), pursuant to which the Seller is prepared to sell certain of its Receivables to the Purchaser, the Purchaser is prepared to purchase such Receivables from the Seller, and the Seller also wishes to contribute Receivables not sold to the capital of the Purchaser; and

(2)

The Seller and Purchaser, desire to amend the Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.  Amendment to Agreement.

Section 1.01 of the Agreement is amended by amending the definition of "Facility Termination Date" by deleting the date "July 8, 2004" where it appears in line one (1) thereof and replacing it with the phrase "the `Facility Termination Date', as such term is defined in the Sale Agreement."

SECTION 2.  Confirmation of Agreement.

Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. Each reference in the Agreement to "this Agreement," "hereof' or words of like import shall mean the Agreement as amended by this Amendment Agreement and as hereinafter amended or restated.

SECTION 3.

GOVERNING LAW.

THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CONNECTICUT (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

SECTION 4.  Execution in Counterparts.

This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment Agreement. Delivery of an executed counterpart of a signature page to this Amendment Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment Agreement.

SECTION 5.   Seller's Representations and Warranties.

The Seller represents and warrants that this Amendment Agreement has been duly authorized, executed and delivered by the Seller pursuant to its corporate powers and constitutes the legal, valid and binding obligation of the Seller. The Seller also makes each of the representations and warranties contained in Section 4.01 of the Agreement (after giving effect to this Amendment Agreement) as of the date hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE CONNECTICUT LIGHT AND POWER COMPANY

By: _______________________________
Name: RANDY A. SHOOP
Title: TREASURER
CL&P

CL&P RECEIVABLES CORPORATION

By: _______________________________
Name:
Title

Pursuant to Section 5.04(b) of

the Sale Agreement, the Agent

(as that term is defined in the Sale

Agreement) hereby consents to the

foregoing Amendment Agreement:

CITICORP NORTH AMERICA INC., as Agent

By: _______________________________
Name: DERRICK L. RIDDICK
Title: Vice President